AGREEMENT AND PLAN OF MERGER
                                  by and among
                                ACCUHEALTH, INC.,
                              HHI ACQUIRING CORP.,
                            HEALIX HEALTHCARE, INC.,
                       LINDA BARKAN, CHAIM CHARYTAN, M.D.,
                     MARY COMERFORD, JEFFREY S. FREED, M.D.,
           DONALD GIAQUINTO, ROBERT GIAQUINTO, ROBERT LABRA, KATHLEEN
                  P. O'BRIEN MCDONALD, AND ARTHUR SCHWACKE, JR.

                          Dated as of December 1, 1997


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                                TABLE OF CONTENTS


1.       The Merger; The Surviving Corporation
         1.1      The Merger...................................................1
         1.2      Closing..................................................... 1
         1.3      Effective Time of the Merger.................................2
         1.4      Certificate of Incorporation and By-Laws.....................2

2.       Conversion of Shares; Options
         2.1      Treatment of Shares of the Company...........................2
         2.2      Exchange of Company Stock....................................3
         2.3      No Fractional Securities.....................................4

3.       Representations and Warranties of  the Stockholders and the Company
         3.1       Organization................................................4
         3.2      Capitalization...............................................5
         3.3      Subsidiaries.................................................5
         3.4      Authority....................................................6
         3.5      Consents and Approvals: No Violations........................6
         3.6.     Financial Statements.........................................6
         3.7      Absence of Undisclosed Liabilities...........................7
         3.8      Absence of Certain Changes or Events.........................7
         3.9      Material Contracts...........................................8
         3.10     No Default...................................................9
         3.11     Compliance with Law..........................................9
         3.12     Health Care Matters..........................................9
         3.13     Litigation..................................................10
         3.14     Permits.....................................................10
         3.15     Taxes.......................................................10
         3.16     Title of Properties: Encumbrances...........................10
         3.17     Proprietary Rights..........................................10
         3.18     Employee Benefit Plans; ERISA; Labor Matters................11
         3.19     Environmental Laws and Regulations..........................12
         3.20     Brokers.....................................................14
         3.21     Minute Books and Stock Transfer Books.......................14
         3.22     Bank Accounts...............................................14
         3.23     Insurance...................................................14
         3.24     Accuracy of Information.....................................15
         3.25     Investment Representations..................................15

4.       Representations and Warranties of Parent
         4.1       Organization...............................................16
         4.2       Capitalization.............................................16
         4.3       Authority..................................................16
         4.4      Consents and Approvals: No Violations.......................17
         4.5      Reports and Financial Statements............................17
         4.6      Brokers.....................................................17
         4.7      Depositions.................................................17
         4.8      Compliance with Law.........................................17
         4.9      Health Care Matters.........................................18
         4.10     Litigation, etc.............................................18
         4.11     Taxes.......................................................19

5.       Covenants
         5.1      Covenants of the Company and the Stockholders...............19
         5.2      Covenants of Parent.........................................21

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6.       Additional Agreements
         6.1      Reasonable Best Efforts.....................................22
         6.2      Expenses....................................................22
         6.3      Public Announcements........................................22
         6.4      Supplemental Disclosure.....................................22
         6.5      Board Representation........................................22
         6.6      Parent Financing............................................23
         6.7      Proxy.......................................................23
         6.8      Board Meetings..............................................23
         6.9      Company Financing...........................................23

7.       Conditions to Consummation of the Closing
         7.1      Conditions to Effect the Closing............................23
         7.2      Conditions to Obligations of Parent and Sub to Effect the
                    Preliminary Closing time..................................23
         7.3      Conditions to Obligation of the Stockholders and the
                    Company to Effect Preliminary Closing.....................29

8.       Termination
         8.1      Termination ................................................31
         8.2      Effect of Termination ......................................31
         8.3      Liability of Stockholders ..................................32

9.       Survival ............................................................32

10.      Miscellaneous
         10.1     Amendment and Modification..................................32
         10.2     Wavier. ....................................................32
         10.3     Notices.....................................................32
         10.4     Headings....................................................33
         10.5     Entire Agreement; Assignment................................33
         10.6     Governing Law...............................................33
         10.7     Severability................................................34
         10.8     Counterparts................................................35

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SCHEDULES OF COMPANY:
   3.2        Capitalization of Company
   3.3A       Capitalization of Subsidiaries
   3.3B       PRN Acquisition Agreement
   3.5        Consents: Noncontravention
   3.6A       Financial Statements
   3.6B       Deviations from GAAP
   3.7        Undisclosed Liabilities
   3.8        Subsequent  Events
   3.9        Material Contracts
   3.10       Defaults
   3.12(a)    Healthcare Cost Reports
   3.12(c)    Business Generation
   3.12(d)    Health Care Professionals
   3.13       Litigation
   3.15       Taxes
   3.16       Liens
   3.16A      Leases of Personal Property
   3.16B      Real Property
   3.17       Proprietary Rights
   3.18       Employee Benefit Plans
   3.21       Officers and Directors
   3.22       Bank Accounts
   3.23       Insurance

SCHEDULES OF PARENT:
   4.4        Consents; Noncontravention
   4.9(a)     Healthcare Cost Reports
   4.9(b)     Health Care Audit
   4.9(c)     Business Generation
   4.9(d)     Healthcare Professionals
   4.10       Litigation
   4.11       Taxes

EXHIBITS
Exhibit 1.5 (1.5)           Escrow Agreement
Exhibit A (7.2(b)(ii))      Non-Competition Agreements
Exhibit B (7.2(b)(iv)       Opinions
          (7.3(b)(ii)
Exhibit C (7.2(b)(xv))      Stock Option Cancellations
Exhibit D (7.3(b)(i))       Registration Rights Agreements


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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") dated as of December 1, 1997 is among Accuhealth, Inc., a New York corporation ("PARENT"), HHI Acquiring Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("SUB"), Healix HealthCare, Inc., a Delaware corporation (the "COMPANY"), Linda Barkan ("Barkan"), Chaim Charytan, M.D. ("Charylan"), Mary Comerford ("Comerford"), R.N., Jeffrey S. Freed, M.D. ("Freed"), Donald GiaQuinto ("D. Giaquinto"), Robert GiaQuinto ("R. GiaQuinto"), Robert Labra ("Labra"), Kathleen, P. O'Brien McDonald ("McDonald"), and Arthur Schwacke, Jr. ("Schwacke") (Barkan, Charytan, Comerford, Freed, D. GiaQuinto, R. GiaQuinto, Labra, McDonald and Shwacke are hereinafter individually and collectively referred to as the "STOCKHOLDERS").


                                  INTRODUCTION:


         A. The Parent and the Company are engaged in the business of providing home health care services.

         B. Parent, Sub, the Company and the Stockholders desire that Sub merge with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the "DGCL").

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency thereof is hereby acknowledged, the parties agree as follows:

1.       THE MERGER; THE SURVIVING CORPORATION.

         1.1 THE MERGER. Subject to the terms and conditions contained herein, at the Effective Time (as defined in section 1.3), Sub shall be merged with and into the Company (the "MERGER") pursuant to the DGCL, and the separate existence of Sub shall cease. The Company shall be the surviving corporation (the "SURVIVING CORPORATION") and shall continue to be governed by the DGCL.

         1.2 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cohen & Tauber LLP, 330 Madison Avenue, New York, New York (the "ESCROW AGENT") at 10:00 a.m., local time, no later than two (2) business days after the conditions specified in
Section 7.1 have been satisfied or on such other date and at such other time and place as Parent and the Company shall agree (the "CLOSING DATE").

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         1.3 EFFECTIVE TIME OF THE MERGER. Immediately after the Closing, a properly executed certificate of merger ("MERGER CERTIFICATE") providing for the Merger shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of filing of the Merger Certificate or at such later time specified in the Merger Certificate (the "EFFECTIVE TIME").

         1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Sub in effect at the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation until amended, except that the name of the Surviving Corporation shall be "Healix HealthCare, Inc."

         1.5 PRELIMINARY CLOSING. In order to effectuate the transactions contemplated herein, at the Preliminary Closing (as defined herein) the parties hereto shall execute an escrow agreement (the "Escrow Agreement") in the form of
Exhibit 1.5 annexed hereto. Subject to the terms and conditions of Section 8.1 hereof, on the later of (i) December 31, 1997 and (ii) within three (3) business days following the satisfaction of the conditions set forth in Sections 7.2(a) and 7.3 (a) a preliminary closing shall occur (the "Preliminary Closing") at which the following shall take place:

         (a) the Company and the Stockholders shall deliver all Company Closing Documents (as defined herein), duly executed (with the exception of the DOH Consent if it has not been obtained), to the Escrow Agent; and

         (b) the Parent and the Sub shall deliver all Parent Closing Documents (as defined herein), duly executed (with the exception of the DOH Consent if it has not been obtained), to the Escrow Agent.

         The date on which the Preliminary Closing shall occur is the "Preliminary Closing Date". All documents delivered to the Escrow Agent shall be held pursuant to the terms and conditions of the Escrow Agreement. Subject to the terms and conditions contained in the Escrow Agreement, at such time as the DOH Consent has been delivered to the Escrow Agent and the other conditions provided for in Section 7.1(a) are satisfied, the Escrow Agent shall effect the Closing by filing the Merger Certificate and releasing the Documents held by it from escrow.

2.       CONVERSION OF SHARES.

         2.1 TREATMENT OF SHARES OF THE COMPANY. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

         (a) Subject to the provisions of Section 2.1(c) hereof, all the shares

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of capital stock, par value $.0001 per share, of the Company ("COMPANY COMMON
STOCK") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with section 2.1(b)) shall automatically be cancelled and each share of Company Common Stock shall be converted into the right to receive .740721 shares of the common stock, par value $.01 per share, of Parent ("PARENT COMMON STOCK"), which shall be delivered to the existing stockholders of the Company (the "HEALIX STOCKHOLDERS") within one business day after the surrender of the certificate or certificates formerly representing such share of Company Common Stock in accordance with Section 2.2 hereof.

         (b) Any shares of Company Common Stock that are held by the Company as treasury shares shall be cancelled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

         (c) Notwithstanding anything contained herein to the contrary, in the event any Healix Stockholder exercises any dissenters rights he may have under applicable Delaware law, the shares of such stockholder shall be deemed automatically cancelled and the surviving corporation of the Merger shall pay such dissenting stockholder such amounts to such stockholder as is ultimately determined to be owing to him in connection with such rights. Provided that the Merger is effected, the Parent and the Sub shall indemnify and hold the Stockholders harmless from any claims by any dissenting shareholder in connection with the Merger to the fullest extent permitted by applicable law. If a holder of shares of Company Common Stock who demands appraisal of those shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal in accordance with the provisions of the DGCL, then as of the Effective Time or the occurrence of such event, whichever occurs later, each such share of Company Common Stock shall be converted into and represent the right to receive the merger consideration as provided in Section 2.1(a) upon the surrender of the certificate or certificates representing those shares.

         (d) To the extent that indemnification of officers and directors is permitted by the New York Business Corporation Law ("NYBCL"), from and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify, defend, and hold harmless the past and present officers and directors (the "Indemnified Parties") of the Company against all losses, claims, damages, or liabilities ("Claims") arising out of actions or omissions occurring at or prior to the Effective Time that are based on or arising out of the fact that such person is or was a director or officer of the Company prior to the Effective Time, including, without limitation, any Claim arising out of this Agreement or the transactions contemplated hereby.

         2.2 EXCHANGE OF COMPANY STOCK.

         Subject to the provisions of Section 2.1(c) hereof, promptly after the Effective Time, the Escrow Agent shall present to Parent for cancellation a certificate or certificates, which immediately prior to the Effective Time

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represented all of the issued and outstanding shares of Company Common Stock
(other than dissenting shares, if any) free and clear of all Liens (as defined in Section 3.2), and Parent shall thereupon deliver to each of the Healix Stockholders, pro rata, in proportion to their ownership of Company Common Stock, in exchange therefor a certificate or certificates representing .740721 shares of Parent Common Stock for each share of Company Common Stock tendered.

         2.3 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates of Company Common Stock or pursuant to Section 2.1(a) or section 2.1(b), and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities the Healix Stockholders would otherwise have been entitled to receive pursuant to Sections 2.1(a) or 2.1(b), (a) the Healix Stockholders will be entitled to receive, and Parent will timely make, a cash payment (without interest) determined by multiplying (i) the fractional interest to which a Healix Stockholder would otherwise be entitled and (ii) the "market value of Parent Common Stock" (as defined below), or (b) at the option of the Healix Stockholders, any such stockholder may pay to the Parent an amount equal to the difference between the market value of a share of the Parent Common Stock less the value of such fractional interest as determined pursuant to clause (a), above, and receive an additional share of Parent Common Stock. For purposes hereof, the "market value of Parent Common Stock" shall be the average, for the thirty day period immediately prior to the Preliminary Closing Date, of the per share closing price for the Parent Common Stock on the NASDAQ or the average per share closing bid and ask price of the Parent Common Stock on the over-the-counter Bulletin Board (as reported by the NASDAQ Stock Market, Inc.), as the case may be.

3.       REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE COMPANY

         The Company and the Stockholders jointly and severally represent and warrant to Parent and Sub as follows:

         3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect.

         For purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, business, assets or prospects of the Company and its Subsidiaries (as defined in Section 3.3(a) below) taken as a whole, or the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

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         3.2 CAPITALIZATION.

             (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 2,010,003 shares of Company Common Stock are issued and outstanding and owned, beneficially and of record, as set forth on Schedule 3.2, hereto, free and clear of liens, pledges, security interests, claims, charges or other encumbrances or rights of third parties of any kind whatsoever ("LIENS"). After giving effect to the acquisition of PRN Home Care Agency, Inc., a Delaware corporation ("PRN Home Care") there shall be 2,010,003 shares of Company Common Stock issued and outstanding and owned, beneficially and of record, as set forth on Schedule 3.2 hereto, free and clear of Liens.

             (b) Except as set forth in Schedule 3.2, there is not outstanding any security, right, subscription, warrant, call, option or other agreement or arrangement of any kind (collectively, "RIGHTS") entitling any person to acquire any shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind convertible into or exchangeable for the capital stock of the Company. There is no voting agreement, voting trust, proxy or other agreement, instrument or understanding with respect to the voting of the capital stock of the Company or any agreement with respect to the transferability, purchase or redemption of the capital stock of the Company.


         3.3 SUBSIDIARIES.

             (a) Set forth on Schedule 3.3A hereto, is the name of each corporation in which the Company owns, directly or indirectly, capital stock, including without limitation, P.R.N. Home Care (individually and collectively referred to as the "Subsidiaries"), the authorized, issued and outstanding capital stock of each such corporation and the names of the record and/or beneficial owners of the outstanding capital stock of such corporations. Except for the Subsidiaries, the Company does not, directly or indirectly own, control, or have any interest in any corporation, partnership, joint venture, association or other business entity. The Company does not conduct any business other than through the Company and the Subsidiaries. Annexed hereto as Schedule 3.3B is a copy of the Stock Purchase and Exchange Agreement, dated May 6, 1996, among PRN Home Care, Freed and Barkin, as amended (the "ACQUISITION AGREEMENT"). The Company and the Stockholders covenant and agree that no material provision of the Acquisition Agreement will be amended or waived by the Company without the prior written consent of the Parent; PROVIDED, HOWEVER, that the Company shall provide Parent with written notice of any amendment or waiver to the Acquisition Agreement.

             (b) RIGHTS. There is not outstanding any Right entitling any person to acquire any shares of the capital stock or any other security of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for the capital stock of the Subsidiaries. There is no voting agreement, voting trust, proxy or other agreement, instrument or understanding

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with respect to the voting of the capital stock of the Subsidiaries or any agreement with respect to the transferability, purchase or redemption of the capital stock of the Subsidiaries.

         3.4 AUTHORITY. The Company, and each Stockholder (as to the Company, and him or herself only), has the full legal corporate power or capacity, as the case may be, to execute and deliver each Document (as defined below) to which he, she or it is a party. The execution, delivery and performance of each Document executed or to be executed by the Company has been duly authorized by its board of directors and the Stockholders, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any other Documents or for the Company to consummate the transactions contemplated hereby or thereby. The Documents are, or when executed and delivered will be, valid and binding obligations of the Company and/or each Stockholder that is a party thereto (as to the Company, and him or herself only), enforceable against the Company and each such Stockholder in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         For purposes of this Agreement, "DOCUMENTS" means this Agreement, the Employment Agreements (as hereafter defined), the Non-Competition Agreements (as hereafter defined), the Registration Rights Agreements (as hereafter defined), the Stock Option Agreements (as hereafter defined) and each other document or agreement executed and delivered by the Company and/or any Stockholder pursuant to this Agreement.

         3.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the DOH Consent and except as set forth on SCHEDULE 3.5, the execution, delivery and performance of this Agreement will not: (i) conflict with or result in any breach of any provisions of the certificate of incorporation, by laws or other organizational documents of the Company or the Subsidiaries, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitration tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "GOVERNMENTAL ENTITY"), except the filing of a Merger Certificate,
(iii) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, or result in the creation of a Lien on any property or asset of the Company or the Subsidiaries pursuant to any written lease, agreement, commitment or other instrument (each, a "CONTRACT") to which the Company, the Subsidiaries or any Stockholder is a party or by which any of them or any of their properties or assets is bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any Stockholder or any of their respective properties or assets.

         3.6 FINANCIAL STATEMENTS. The consolidated balance sheet of the Company and the Subsidiaries as of June 30, 1997, the statements of operations, changes in stockholders' equity and cash flows of the Company and the Subsidiaries for the one-year period ended June 30, 1997, and the consolidated balance sheet of

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the Company and the Subsidiaries (the "INTERIM BALANCE SHEET") as of September
30, 1997 and the statement of operations of the Company (together with the Interim Balance Sheet, the "INTERIM FINANCIAL STATEMENTS") for the period from June 30, 1997 through September 30, 1997 (collectively, the "FINANCIAL STATEMENTS") are attached to this Agreement as SCHEDULE 3.6A. Except as described on SCHEDULE 3.6B, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, are true and correct in all material respects and fairly present in all material respects the financial position and the results of operations of the Company and the Subsidiaries, as the case may be, as of the dates and for the periods indicated. Since June 30, 1997, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company or the Subsidiaries.

         3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved for in the Financial Statements, neither the Company nor any of the Subsidiaries has any liability, debt or obligation (nor is there any asserted claim alleging a liability, debt or obligation) of any kind whatsoever, whether accrued, absolute, contingent or otherwise, in any material amount (whether individually or in the aggregate) due or to become due, other than (a) as set forth on SCHEDULE 3.7, or (b) liabilities and obligations under agreements and other commitments entered into in the ordinary course of business and in amounts substantially consistent with past practices. Except as set forth on SCHEDULE 3.7, neither the Company nor the Subsidiaries has any indebtedness to any Healix Stockholder or any affiliate of any Healix Stockholder.

         3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
SCHEDULE 3.8, since June 30, 1997,

             (a) The Company and the Subsidiaries have conducted their businesses and operations in the ordinary course of business and consistent with past practice, and there has not been any material change in the Company's or the Subsidiaries' outstanding liabilities; have timely paid their respective accounts payable; have not instituted any unusual or novel methods of purchase, sale, lease, management, accounting or operation; and have not accelerated collections of accounts receivable;

             (b) neither the Company nor any of the Subsidiaries has (i) increased or decreased the rates of pay, fixed compensation or benefits (including under Company Plans, as defined in Section 3.18) of any of its employees earning in excess of $15,000 per annum, or entered into any contract or commitment to do the same, or (ii) paid any bonus or commission to any employee or agent under any incentive or compensation plan or program to any such person, or (iii) paid any dividends or made any distributions to the Healix Stockholders;

             (c) neither the Company nor any of the Subsidiaries has taken any actions that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 5.1(a);

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             (d) there has been no material adverse change in the assets, business, condition or prospects, financial or otherwise, of the Company or the Subsidiaries.

             (e) all tangible property of the Company and the Subsidiaries has been used, maintained and repaired in the usual and ordinary course and the Company and the Subsidiaries have maintained insurance upon all of their respective assets and properties and with respect to the conduct of their businesses in amounts and covering such risks substantially the same as that in effect on the date hereof.

             (f) the Company and the Subsidiaries have maintained their books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practices in all material respects.

         3.9 MATERIAL CONTRACTS. SCHEDULE 3.9 lists each Contract to which the Company or the Subsidiaries are a party or are bound or which is applicable to the Company's or the Subsidiaries' businesses that is material in nature or amount or that was entered into other than in the ordinary course of business and consistent with past practice (a "MATERIAL CONTRACT"), including, without limitation, the following:

             (a) each contract for the purchase of products or services that involves or will involve an expenditure or series of related expenditures of more than $10,000, other than purchases of inventory in the ordinary course;

             (b) each real or personal property lease that involves annual payments or receipts of more than $10,000;

             (c) each note or other contract relating to any indebtedness (other than trade debt) or any guaranty of indebtedness;

             (d) each employment or consulting agreement that provides for compensation in excess of $10,000 per year and each contract that provides for severance or similar benefits;

             (e) each contract between the Company or the Subsidiaries, on the one hand, and any of its affiliates, associates or the Healix Stockholders, on the other hand;

             (f) each contract to which the Company or the Subsidiaries is a party containing any provisions relating to a change in its control;

             (g) each contract under which the Company or the Subsidiaries is restricted from engaging in any business or competing with any other person;

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             (h) any material contract for the sale, lease, license, rental or disclosure of any lists or records, including customer lists, relating to the business of the Company or the Subsidiaries; and

             (i) any other contract (written or oral) that requires payment by or to the Company or the Subsidiaries of more than $10,000 or cannot be terminated by the Company or the Subsidiaries on less than 30 days notice without liability.

True and complete copies of all the Material Contracts have been delivered to Parent.

         3.10 NO DEFAULT. Except as set forth on SCHEDULE 3.10, each Material Contract is in full force and effect in accordance with its terms, and, neither the Company nor any of the Subsidiaries is in default thereunder (and no event has occurred, which, with notice or the lapse of time or both, would constitute a default by the Company or the Subsidiaries thereunder) and, to the best knowledge of the Company and each Stockholder, no other party to any such Material Contract is in default (and no event has occurred, which, with notice or the lapse of time or both, would constitute a default) of any term, condition or provision of any Material Contract, except for any default that would not have a Company Material Adverse Effect.

         3.11 COMPLIANCE WITH LAW. Neither the Company nor any of the Subsidiaries is in violation (and no event has occurred, which, with notice or the lapse of time or both, would constitute a violation) of any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Subsidiaries, except for a violation that would not have a Company Material Adverse Effect.

         3.12 HEALTH CARE MATTERS.

             (a) SCHEDULE 3.12(A) lists the required cost reports and other submissions and filings (other than claims for payments), with respect to Medicaid and Medicare or other third party payments to the Company and indicates each cost report or other submission or filing that has been audited by the government or other third party payor (and all disallowances and retroactive rate adjustments thereon settled, paid or otherwise recouped). All the cost reports and other submissions and filings were complete and accurate in all material respects, and were prepared in accordance with the requirements of the Medicaid program, the Medicare program or the other third party payors, as applicable.

             (b) No third-party payor (including, without limitation, Medicare or Medicaid) has asserted any liability against the Company in respect of any period through the date of this Agreement, which has not been settled or paid. There is no pending audit or any pending or, to the best knowledge of the Company and each Stockholder, threatened audit assessment or retroactive rate adjustment against the Company and no basis therefor.

             (c) SCHEDULE 3.12(C) lists all agreements, arrangements and other relationships of the Company or the Subsidiaries, which are in effect or were in effect at any prior time, with individuals and entities who refer or have referred to or otherwise generate or have generated business for the Company or the Subsidiaries (including without limitation, sales representatives and referring health care providers).

             (d) Except as set forth on Schedule 3.12(d), no referring physician, chiropractor, podiatrist, dentist, nurse or other licensed health professional has, or has ever had, an ownership interest in or otherwise has or had a financial relationship with the Company or the Subsidiaries.

         3.13 LITIGATION, ETC. Except as set forth on SCHEDULE 3.13, there is no suit, action, proceeding, investigation or review pending or, to the best knowledge of the Company and each Stockholder, threatened against or affecting the Company or the Subsidiaries or any suit, action or proceeding brought by or on behalf of the Company or the Subsidiaries, and, to the best knowledge of the Company and each Stockholder, there is no basis for any such suit, action, proceeding, investigation or review. Except as set forth on SCHEDULE 3.13, There is no judgment, decree, injunction, ruling or order of any third party or Governmental Entity outstanding against the Company or the Subsidiaries.

         3.14 PERMITS. Each of the Company and the Subsidiaries holds all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of its businesses (collectively, "PERMITS"). Each of the Company and the Subsidiaries is in compliance in all material respects with the terms of all Permits, and no fact exists or event has occurred, and no action or proceeding is pending or, to the Company's and the Stockholders' best knowledge, threatened, that is reasonably likely to result in a revocation, nonrenewal, termination, suspension or other material impairment of any material Permit.

         3.15 TAXES. Except as set forth on SCHEDULE 3.15, the Company and the Subsidiaries have (a) filed with the appropriate federal, state and local taxing authorities all tax returns required to be filed by or with respect their respective businesses or operations, and those tax returns are correct and complete in all respects, and (b) paid in full or made adequate provision for the payment of all taxes shown to be due on those tax returns. Except as set forth on Schedule 3.15, neither the Company nor the Subsidiaries have received any notice of deficiency or assessment from any federal, state or local taxing authority with respect to liabilities for taxes that have not been fully paid or finally settled.

         3.16 TITLE TO PROPERTIES; ENCUMBRANCES. Except as set forth in Schedule 3.16, the Company and the Subsidiaries have good and marketable title to, or valid leasehold interests or licenses in, all their respective properties and assets of whatever kind (real or personal, tangible or intangible), including, without limitation, all the properties and assets reflected in the Financial Statements (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since June 30, 1997). None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except for liens for current taxes and assessments not yet due and payable for which adequate provision has been made on the Financial Statements. Except as set forth on SCHEDULE 3.16A, none of the properties or assets, including, without limitation, contract rights, used by the Company or the Subsidiaries in the conduct of their respective businesses as presently conducted is owned or leased by a third party and licensed to either of them.
SCHEDULE 3.16B contains a complete list of all real property (including buildings and structures) and all material equipment, computers, furniture, leasehold improvements, vehicles and other personal property owned, leased or used by the Company and the Subsidiaries.

         3.17 PROPRIETARY RIGHTS. SCHEDULE 3.17 lists all patents and patent applications, trademarks, trade names, registered copyrights, service marks, and applications therefor owned, used or held for use in connection with the businesses of the Company and the Subsidiaries (collectively, "PROPRIETARY RIGHTS"), specifying as to each, as applicable: (i) the owner of the Proprietary Right and (ii) all licenses, sublicenses and other agreements, including any amendments or addenda thereto, to which the Company, the Subsidiaries or any Stockholder is a party and pursuant to which any person is authorized to use the

Proprietary Right. Neither the Company nor the Subsidiaries has any notice of any claim that the Proprietary Rights infringe any other party's rights and, to the Company's and the Stockholders' best knowledge, the Company has used the Proprietary Rights without infringing any other party's rights and without infringement by others. None of the Company and the Stockholders is aware of any assertion or any reasonable basis for asserting that any Proprietary Right is invalid or unenforceable.

         3.18 EMPLOYEE BENEFIT PLANS; ERISA; LABOR MATTERS.

             (a) SCHEDULE 3.18 sets forth a true and complete list of all Company Plans. For purposes of this Agreement, "COMPANY PLAN" shall mean any employee benefit plan, arrangement or agreement that is maintained, or was maintained or contributed to by the Company or the Subsidiaries or by any Company ERISA Affiliate (as defined below) on behalf of employees or former employees and with respect to which the Company currently has or, to the best knowledge of the Company and the Stockholders, could incur liability, including, without limitation, "employee welfare plan" as that term is defined in Section 3(1) of ERISA; "employee pension benefit plan" as that term is defined in
Section 3(2) of ERISA; multi-employer plan" as that term is defined in Section 4001(a)(3) of ERISA; or other "benefit arrangements," which term shall include unfunded and unqualified executive compensation agreements, employment agreements, contracts and benefits other than (i) any defined contribution plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and is not subject to Section 412 of the Code or (ii) any provision of any employment agreement that is Company Plan that relates to the plan described in (i) herein.

             For purposes of this Agreement, "ERISA" means the Employee, Retirement Income Security Act of 1974, as amended, and Company ERISA Affiliate means any trade or business, whether or not incorporated which together with the Company would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

             (b) Each Company Plan is and has been operated and administered in all material respects in accordance with the terms of the Company Plan and in accordance in all material respects with the requirements prescribed by all applicable statutes, orders and governmental rules and regulations, including in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no pending or, to the best knowledge of the Company and the Stockholders, threatened claims by or on behalf of any Company Plan, by any employee, former employee or beneficiary covered under any Company Plan, or otherwise involving any Company Plan which allege a breach of fiduciary duties or violations of other applicable state or Federal law which could result in liability (other than routine claims for benefits) on the part of the Company or the Subsidiaries or any of the Company Plans under ERISA or any other law nor, to the best knowledge of the Company and the Stockholders, is there any basis for such a claim. The transactions contemplated by this Agreement will not result in liability for severance pay, accrued vacation pay or any similar payments to employees of the Company or the Subsidiaries. Each Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS stating that such plan is so qualified and, to the best knowledge of the Company and the Stockholders, nothing has occurred that caused or reasonably could be expected to cause the loss of such qualification or imposition of any penalty.

             (c) Neither the Company nor any Company ERISA Affiliate nor any predecessors of the Company or any Company ERISA Affiliate maintains, has ever maintained, contributes to or has ever contributed to a plan which is subject to
Section 412 of the Code or Title IV of ERISA. No Company Plan is a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) ("MULTIEMPLOYER PLAN") and no Company Plan is a multiple employer plan as defined in Section 413 of the Code ("MULTIPLE EMPLOYER PLAN"). All required contributions have been made for all employees and former employees of the Company under or with respect to each Company Plan with respect to all periods through the Effective Time except as fully accrued and reflected in the Financial Statements. Neither the Company nor any Company ERISA Affiliate is or was obligated to contribute to any Multiemployer Plan. There are no "accumulated funding deficiencies" as that termed is defined in ERISA with respect to any Company Plan.

             (d) Except as set forth on SCHEDULE 3.18, neither the Company nor the Subsidiaries provides medical, health or life benefits to any former employees, other than as required pursuant to Section 4980Bof the Code.

             (e) No liability has been, or is expected to be, incurred by the Company or the Subsidiaries or by any "Company ERISA Affiliate" under Sections 4062, 4063 or 4064 of ERISA with respect to the Company Plans.

             (f) Any group health plan (as defined in Section 5200 (b) (1) of the Code) maintained by the Company or the Subsidiaries with respect to its employees is in compliance in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

             (g) Neither the Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization and, to the knowledge of the Company and the Stockholders, there is no activity involving any employees of the Company seeking to certify a collective bargaining unit or engaging in any other organizational activity.

             (h) The Company and the Subsidiaries are in compliance in all material respects with all Federal, state and local laws (other than ERISA and the Code) affecting employment and employment practices, including terms and conditions of employment, wages and hours, and are not engaged in any unfair labor practice. There are no complaints against either the Company or the Subsidiaries pending or, to the best knowledge of the Stockholders and the Company, threatened with respect to its employees before the National Labor Relations Board, the Equal Employment Opportunity Commission or other governmental entity regarding the terms and conditions of their employment. There are no labor strikes, slowdowns or stoppages pending or, to the best knowledge of the Company and the Stockholders, threatened with respect to the employees of the Company or the Subsidiaries. SCHEDULE 3.18 hereto, to the best knowledge of the Stockholders and the Company, lists all pending and threatened worker's compensation claims against the Company and the Subsidiaries relating to their respective employees, and, to the best knowledge of the Company and the Stockholders, all of such claims are adequately covered by insurance. True and complete policies of insurance owned by the Company and the Subsidiaries in connection with the Company Plans have been made available to the Parent.

         3.19 ENVIRONMENTAL LAWS AND REGULATIONS.

             (a) The Company and the Subsidiaries are and have been in compliance in all material respects with, and neither the Company nor any of the Stockholders is aware of any outstanding allegations by any person or entity that either the Company or the Subsidiaries is not or has not been in compliance with, all federal, state and local laws, rules, regulations, common law, ordinances, administrative orders or other binding legal requirements relating to employee health and safety, air, water or noise pollution or otherwise relating to public health and safety or environmental protection (including the protection of endangered species), or the use, generation, manufacture, accumulation, storage, discharge, release, disposal or transportation of

Hazardous Substances ("ENVIRONMENTAL LAWS"). The Company and the Subsidiaries currently hold all permits, licenses, registrations and other governmental authorizations (including exemptions, waivers, and the like) and financial assurance required under Environmental Laws to operate their respective businesses. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any substance, material, waste, gas or particulate matter which has been determined to be a health danger, soil, water or air contaminant or which is regulated by any state or local governmental authority or the United States Government, including, but not limited to, any material or substance which is
(i) defined as a 'hazardous waste', 'hazardous material', 'hazardous substance', 'extremely hazardous waste', or 'restricted hazardous waste', under any provision of Federal, state or local law or rule or regulation thereunder; (ii) composed of petroleum or has a petroleum base (except where used or present in strict compliance with the Environmental Laws and not released into the environment); (iii) composed of friable asbestos or materials containing friable asbestos; (iv) polychlorinated biphenyls; (v) radioactive material; (vi) designated as a toxic pollutant pursuant to federal law including Section 311 of the Clean Water Act, 33 U.S.C. ss.1251 ET SEQ. (33 U.S.C. ss.1317); (vii) defined as a 'hazardous waste' pursuant to Section 1003 of the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 ET SEQ. (42 U.S.C. ss.6903); or
(viii) defined as a 'hazardous substance' pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.9601 ET SEQ. ("CERCLA").

             (b) Without conducting any investigation, to the knowledge of the Company and the Stockholders, there is no friable asbestos-containing material in or on any real property currently owned, leased or operated by the Company or the Subsidiaries, and there are and have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently owned, leased or operated by the Company or the Subsidiaries.

             (c) Neither the Company nor the Subsidiaries have received (i) any notice, citation, summons or order complaint, no penalty has been assessed and no investigation or review is pending or to the best knowledge of the Company and the Stockholders, threatened by any governmental authority with respect to, stating or alleging that either of them may be a potentially responsible party under any Environmental Law (including, without limitation, CERCLA) with respect to any actual or alleged environmental contamination or (ii) any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged material environmental contamination; and (iii) none of the Company, the Subsidiaries or any Governmental Entity is conducting or has conducted (or, to the knowledge of the Company and the Stockholders, is threatening to conduct) any environmental remediation or investigation which could result in a material liability of the Company or the Subsidiaries under any Environmental Law.

             (d) Neither the Company nor the Subsidiaries have transported any

Hazardous Substances or arranged for the transportation of such substances to any location which is listed or proposed for listing under CERCLA, CERCLIS or on any similar state list, or, which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or the Subsidiaries for clean-up costs, remedial work, damage to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA. For purposes hereof, the term "CERCLIS" shall mean the data base maintained by the Environmental Protection Agency which supports and tracks the Environmental Protection Agency's planning and tracking functions under CERCLA.

         3.20 BROKERS. No broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Subsidiaries.

         3.21 MINUTE BOOKS AND STOCK TRANSFER BOOKS. The minute books of the Company and the Subsidiaries are true, correct, complete and current and contain records of all actions taken by its stockholders and Board of Directors, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be. True and accurate copies of such minute books and stock transfer ledgers have been provided to the Parent. The stock transfer books of the Company and the Subsidiaries are true, correct, and complete.
SCHEDULE 3.21 sets forth a true, correct and complete list of the names and titles of all officers and directors of the Company and the Subsidiaries.

         3.22 BANK ACCOUNTS. SCHEDULE 3.22 annexed hereto sets forth a complete list of the names and locations of all banks at which the Company or the Subsidiaries have an account or safe deposit box, the names of all persons authorized to draw on each such account and having access to each such box and the contents of such boxes.

         3.23 INSURANCE. SCHEDULE 3.23 contains a true, correct and complete list of all policies of fire and casualty, property, product and other liability, worker's compensation and other forms of insurance maintained by the Company and the Subsidiaries, all of which policies are in effect and the premiums due thereunder have been paid. Such policies are sufficient for compliance with all requirements of law and agreements by which the Company and the Subsidiaries are bound and to which their assets are subject, and provide adequate insurance coverage for their respective properties and operations in such amounts and against such risks and losses as are reasonable for their respective business and properties. The Company has delivered to the Parent copies of all such policies of insurance, including insurance providing benefits for employees, in effect on the date hereof, certified by a duly authorized officer of the Company to be true, correct and complete as of the date thereof. Neither the Company nor any of the Subsidiaries is subject to liability as a self-insurer. There are no claims pending or, to the best knowledge of the Company and Stockholders, threatened under any of such policies, there are no disputes between either the Company and the Subsidiaries and any of the underwriters of said policies, all premiums due and payable under such policies have been paid, subject to no readjustment of any nature whatsoever, and all such policies are in full force and effect in accordance with their respective terms.

         3.24 ACCURACY OF INFORMATION. The representations, warranties and certifications contained in this Agreement or in any of the Documents executed by the Company or the Stockholders and all other information with respect to the Company and the Subsidiaries, and their respective assets, liabilities, operations or financial condition that has been supplied to the Parent by the Company or the Stockholders or on their behalf, taken together in the context in which they have been provided, are true, complete and correct in all material respects as of the date hereof. Such information accurately presents the material facts regarding the assets, liabilities, operations and financial condition of the Company and the Subsidiaries and does not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements herein and therein made, in the light of the circumstances under which they were made, not misleading.

         3.25 INVESTMENT REPRESENTATIONS. Each of the Stockholders, severally and not jointly, represents and warrants to the Parent and Sub as follows:

             (a) Such Stockholder is acquiring shares of Parent Common Stock for his or her own account, as the case may be, for the purposes of investment only and not with the view towards the distribution thereof;

             (b) Such Stockholder, together with his or her advisors, is capable of understanding the merits and risks of investing in the Parent;

             (c) Such Stockholder is able to bear the risk of loss of his or her entire investment in the Parent;

             (d) Such Stockholder has access to all information concerning the Parent that is material to an investor in determining whether to make an investment in the Parent and has had the opportunity to ask questions concerning the Parent and its condition, financial and otherwise; and

             (e) Such Stockholder acknowledges and agrees that the shares of Parent Common Stock to be acquired pursuant to this Agreement are not registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"); that such shares may not be resold unless subsequently registered or unless an exemption from registration under the Securities Act is available; and that the certificates representing such shares shall bear a legend to such effect.

 4. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company and Stockholders as follows:

         4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a Parent Material Adverse Effect. For purposes of this Agreement, "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, business, assets or prospects of Parent and its subsidiaries taken as a whole or the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.


         4.2 CAPITALIZATION.

             (a) The authorized capital stock of Parent consists of 15,000,000 shares of Parent Common Stock, of which 1,825,150 are issued and outstanding, and 5,000,000 shares of preferred stock, of which 1,350,000 shares of 6% cumulative convertible preferred stock of Parent are issued and outstanding. Options and warrants to acquire an aggregate of 812,500 shares of Parent Common Stock (collectively, the "PARENT STOCK Options") are outstanding. All the outstanding shares of capital stock of Parent are, and the shares of Parent Common Stock issuable in exchange for shares of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

             (b) The authorized capital stock of Sub consists of 3,000 shares of Sub Common Stock, of which 100 shares are issued and outstanding. All the outstanding shares of Sub Common Stock are owned by Parent and are validly issued, fully paid and nonassessable.

         4.3 AUTHORITY. Each of Parent and Sub has the full legal corporate power to execute and deliver each Document to which it is a party. The execution, delivery and performance of each Document executed or to be executed by Parent or Sub have been duly authorized by its respective boards of directors, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or any other Document or for Parent and Sub to consummate the transactions contemplated hereby or thereby. The Documents to which Parent or Sub are a party are, or when executed and delivered will be, valid and binding obligations of Parent or Sub, enforceable against Parent or Sub in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the DOH Consent and except as set forth in SCHEDULE 4.4, the execution, delivery and performance of this Agreement by Parent and Sub will not: (i) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws of Parent or of Sub, (ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity, except in connection with or in order to comply with the applicable provisions of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the filing of the Merger Certificate,
(iii) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, or result in the creation of a Lien on any property or asset of Parent or any of its subsidiaries pursuant to any term, condition or provision of any material Contract to which Parent or Sub is a party or by which either of them or any of their properties or assets are bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent, Sub or any of their properties or assets.

         4.5 REPORTS AND FINANCIAL STATEMENTS. Since March 31, 1995, Parent has filed all reports (collectively, the "SEC REPORTS") required to be filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act and the Exchange Act. The SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Exchange Act of 1934, as the case may be, and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by applicable law) and fairly present (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and any other adjustments described therein) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods then ended. Since the date of Parent's last report on Form 10-Q, there has not been any fact, event, circumstance or change affecting or relating to the Parent or any of its subsidiaries which has had or is reasonably likely to have a Parent Material Adverse Effect.

         4.6 BROKERS. No broker, finder or financial advisor is entitled to any brokerage finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

         4.7 DISPOSITIONS. Parent has no present intention to dispose of a significant amount of the stock or assets of the Company, other than disposals in the ordinary course of business and to eliminate duplicate facilities or excess capacity, if any.

         4.8 COMPLIANCE WITH LAW. Neither the Parent nor the Sub is in violation (and no event has occurred, which, with notice or the lapse of time or both, would constitute a violation) of any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Sub, except for a violation that would not have a Parent Material Adverse Effect.

         4.9 HEALTH CARE MATTERS.

             (a) SCHEDULE 4.9(A) lists the required cost reports and other submissions and filings (other than claims for payments), with respect to Medicaid and Medicare or other third party payments to Parent and indicates each cost report or other submission or filing that has been audited by the government or other third party payor (and all disallowances and retroactive rate adjustments thereon settled, paid or otherwise recouped). All the cost reports and other submissions and filings were complete and accurate in all material respects, and were prepared in accordance with the requirements of the Medicaid program, the Medicare program or the other third party payors, as applicable.

             (b) Except as set forth in SCHEDULE 4.9(B), no third-party payor (including, without limitation, Medicare or Medicaid) has asserted any liability against Parent in respect of any period through the date of this Agreement, which has not been settled or paid. Except as set forth in SCHEDULE 4.9(B), There is no pending audit or any pending or, to the best knowledge of Parent, threatened audit, assessment or retroactive rate adjustment against Parent and no basis therefor.

             (c) SCHEDULE 4.9(C) lists all agreements, arrangements and other relationships of Parent, which are in effect or were in effect at any prior time, with individuals and entities who refer or have referred to or otherwise generate or have generated business for Parent (including without limitation, sales representatives and referring health care providers).

             (d) Except as set forth on SCHEDULE 4.9(D), no referring physician, chiropractor, podiatrist, dentist, nurse or other licensed health professional has, or has ever had, an ownership interest in or otherwise has or had a financial relationship with Parent.

         4.10 LITIGATION, ETC. Except as set forth on SCHEDULE 4.10, there is no suit, action, proceeding, investigation or review pending or, to the best knowledge of Parent, threatened against or affecting Parent, or any suit, action or proceeding brought by or on behalf of Parent, and, to the best knowledge of Parent, there is no basis for any such suit, action, proceeding, investigation or review. Except as set forth on SCHEDULE 4.10, there is no judgment, decree, injunction, ruling or order of any third party or Governmental Entity outstanding against Parent.

         4.11 TAXES. Except as set forth on SCHEDULE 4.11, Parent has (a) filed with the appropriate federal, state and local taxing authorities all tax returns required to be filed by or with respect to its businesses or operations, and those tax returns are correct and complete in all respects, and (b) paid in full or made adequate provision for the payment of all taxes shown to be due on those tax returns. Except as set forth on SCHEDULE 4.11, Parent has not received any notice of deficiency or assessment from any federal, state or local taxing authority with respect to liabilities for taxes that have not been fully paid or finally settled.

5.       COVENANTS.

         5.1 COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

             (a) CONDUCT OF BUSINESS. Except for the acquisition of PRN Home Care pursuant to the Acquisition Agreement, prior to the Effective Time, and except as Parent shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, the Company shall conduct, and the Stockholders shall cause the Company to conduct, its business and the business of the Subsidiaries only in the ordinary and usual course consistent with past practice, and the Company shall use its reasonable efforts to preserve intact the present business organization, keep available the services of its and its Subsidiaries' present officers and key employees, and preserve the goodwill of those having business relationships with it and the Subsidiaries. Without limiting the generality of the foregoing and except as contemplated by this Agreement, prior to the Effective Time, unless Parent shall otherwise agree in writing:

                 (i) neither the Company nor any of the Subsidiaries shall (A) amend its charter, by-laws or other organizational documents, (B) split, combine or reclassify any shares of its outstanding capital stock, (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (D) directly or indirectly redeem or otherwise acquire any shares of its capital stock;

                 (ii) neither the Company nor any of the Subsidiaries shall (A) authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire any securities or convertible into any shares of, its capital stock; (B) merge or consolidate with another entity; (C) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice; (D) enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice;
(E) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business and consistent with past practice; (F) incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practice; (G) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (H) make any loans, advances or capital contributions to, or investments in, any other person, other than extensions of credit to customers in the ordinary course of business consistent with past practice; (I) authorize or make capital expenditures other than in the ordinary course of business consistent with past practice; (J) change any accounting principle or practice used by it, except as required by generally accepted accounting principles; (K) permit any insurance policy naming the Company or Subsidiaries as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; or (L) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; and

                 (iii) neither the Company nor any of the Subsidiaries shall (A) adopt, enter into, terminate or amend (except as may be required by applicable law) any Company Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee of the Company or the Subsidiaries (except for normal increases in salaried compensation in the ordinary course of business consistent with past practice), or (C) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan.

             (b) NO SOLICITATION. Prior to the Effective Time, the Stockholders and the Company agree that none of them nor the Subsidiaries nor any of any of their affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing will, directly or indirectly, solicit, initiate, facilitate or knowingly encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the Subsidiaries or the acquisition of any securities of, or of all or any significant assets of, the Company or the Subsidiaries taken as a whole, (an "ACQUISITION TRANSACTION") or enter into or continue any discussions or negotiations with any person (other than Parent and its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. The Stockholders and the Company agree that as of the date of this Agreement, they, and their affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company and the Stockholders agree to immediately advise Parent in writing of any inquiries or proposals received by, any information requested from, or any negotiations or discussions sought to be initiated or continued with, any of the Stockholders, the Company, the Subsidiaries or their respective affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Parent and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Parent's request, the status thereof.

             (c) ACCESS AND INFORMATION.

                 (i) The Stockholders shall cause the Company and the Company shall (and shall cause its and the Subsidiaries' respective officers, directors, employees, auditors and agents to) afford to the Parent and to the Parent's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all books and records (other than privileged documents) relating to the Company and the Subsidiaries, properties and plants used in connection with the Company's and the Subsidiaries' businesses and personnel who are familiar with their respective businesses.

                 (ii) Unless otherwise required by law, Parent agrees that prior to the Effective Time, it (and its representatives) shall hold in confidence all non-public information acquired by it pursuant to this section 5.1(c).

         5.2 COVENANTS OF PARENT

             (a) CONDUCT OF BUSINESS. Prior to the Effective Time, except as otherwise expressly contemplated by this Agreement or for the acquisition of a durable medical equipment company or similar entity (with respect to which Parent shall consult with the Company prior to the entering into of a formal agreement), the Parent shall not conduct its business and the business of the Sub other than in the ordinary and usual course consistent with past practice (including not taking the actions described in Section 5.1(a)(i)(A),(B) and (D) above), and the Parent shall use its reasonable efforts to preserve intact the present business organization, keep available the services of its and Sub's present officers and key employees, and preserve the goodwill of those having business relationships with it and the Sub.

             (b) ACCESS AND INFORMATION.

                 (i) The Parent shall (and shall cause its officers, directors, employees, auditors and agents to) afford to the Company and to the Company's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all books and records (other than privileged documents) relating to the Parent's properties and plants used in connection with the Parent's business and personnel who are familiar with its respective business.

                 (ii) Unless otherwise required by law, Company and the Stockholders agree that prior to the Effective Time, they (and their representatives) shall hold in confidence all non-public information acquired by them pursuant to this Section 5.2(b).

6.       ADDITIONAL AGREEMENTS.

         6.1 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals (including the DOH Consent) and the effecting of all necessary registrations and filings.

         6.2 EXPENSES. Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         6.3 PUBLIC ANNOUNCEMENTS. None of Parent, the Stockholders, the Subsidiaries or the Company shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the others, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that such disclosure can be made without obtaining such prior consent if (a) the disclosure is required by law and (b) the party making such disclosure has first used all reasonable efforts to consult with the other party about the form and substance of such disclosure.

         6.4 SUPPLEMENTAL DISCLOSURE. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company of (a) the existence, nonexistence, occurrence, or non-occurrence, of any fact, circumstance or event the existence, nonexistence, occurrence, or non-occurrence of which would be likely to cause (i) any representation or warranty by any party contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.4 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 7 of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

         6.5 BOARD REPRESENTATION. Provided that the Merger is effected, the Parent agrees that Freed's name, or the name of his designee that is acceptable to Board of Directors of Parent (the "Board"), shall be submitted to the nominating committee of the Board for nomination as a Board member, and the nominating committee shall nominate Freed or such permitted designee, for two consecutive three-year terms. Parent, Glenn C. Davis, and Stanley Goldstein shall, to the extent permitted by law, use their reasonable efforts to secure the election of Freed or such permitted designee to the Board; such efforts to include, but not be limited to, the voting of all shares held by them or shares for which it and they hold proxies in accordance therewith.

         6.6 PARENT FINANCING. The Parent shall use its best efforts to obtain a commitment letter for long term financing from a third party lender on terms approved by the Board of Directors after consultation with Freed and Mary Comerford.

         6.7 PROXY. Each of the Stockholders hereby grants to Glenn C. Davis and his nominees an irrevocable proxy (each a "Proxy") to vote all shares of Parent Common Stock they may now or hereafter own for the two (2)-year period commencing on the Effective Date or for two annual Shareholder meetings of the Parent, whichever is greater, for the election of Directors nominated by the Parent, including Freed or his designee as provided in Section 6.5 above. The Stockholders acknowledge that this grant is coupled with an interest and may not be terminated by them for any reason whatsoever; PROVIDED, HOWEVER, that the proxy shall terminate with respect to shares of Parent Common Stock which are sold on the open market in accordance with applicable law in a bona fide sale that is permitted under the Registration Rights Agreement (as defined below) to a third party who is not affiliated or related to the Stockholders. At the Preliminary Closing, each Healix Stockholder that is not a Stockholder and that is not exercising his dissenters rights shall execute and deliver to the Parent a proxy in form and substance substantially similar to the Proxy.

         6.8 BOARD MEETINGS. Prior to the Effective Time, Dr. Freed shall be given notice of and be invited to attend all meetings of the Board of Directors of Parent, and Glenn Davis shall be given notice of and be invited to attend all meetings of the Board of Directors of the Company.

         6.9 COMPANY FINANCING. The Parent shall use its reasonable best efforts to obtain the release of personal guarantees granted by the Stockholders to Copelco/American Healthfund, Inc. ("Copelco") in connection with a certain Accounts Purchase and Servicing Agreement, dated September __ , 1996 among the Company, the Subsidiaries and Copelco, and such other personal guarantees granted by the Stockholders to unaffiliated third parties guaranteeing the obligations of the Company, all of which personal guarantees are separately identified and set forth on Schedule 3.9 hereto (collectively, the "Personal Guarantees"). Provided that the Merger is effected, the Parent shall indemnify and hold harmless such Stockholders from any loss or claim under the Personal Guarantees.

7. CONDITIONS TO CONSUMMATION OF THE CLOSING.

         7.1 CONDITIONS TO EFFECT THE CLOSING.

             (a) CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by each party:

                 (i) The Preliminary Closing shall have been effected and the parties shall have procured the DOH Consent without conditions or qualifications materially adverse to any of Parent, Sub, or the Company;

                 (ii) There shall not have been a material breach of a material covenant or agreement set forth in this Agreement (which breach is not waived by the non-defaulting party or is not curable, or if curable, is not cured within 30 days after written notice of such breach is given by the non-defaulting party), and/or no Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; PROVIDED, HOWEVER, that the parties shall use all reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; and

                 (iii) There is no material regulatory suit, action, proceeding, investigation or review, not in the ordinary course of business, pending against the Company or Parent that is not disclosed hereunder ("Regulatory Proceeding"), which Regulatory Proceeding would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be (unless waived by the party not subject to the Regulatory Proceeding).

             (b) CONDITION TO OBLIGATION OF PARENT AND SUB TO EFFECT THE CLOSING. PRN Home Care shall have been acquired by the Company in accordance with the terms of the Acquisition Agreement, without any material amendments thereto unless consented to by the Parent in writing.

         7.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE PRELIMINARY CLOSING TIME.

             (a) The obligations of Parent and Sub to effect the Preliminary Closing shall be subject to the satisfaction at or prior to the Preliminary Closing Date of the following additional conditions, unless waived in writing by
Parent:

                 (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and Stockholders set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Preliminary Closing Date as though made at and as of such date, and Escrow Agent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect;

                 (ii) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company and each Stockholder shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Preliminary Closing Date;

                 (iii) CONSENT. All notices to, and consents, approvals and waivers set forth on SCHEDULE 3.5, SCHEDULE 3.10, or SCHEDULE 4.4 or otherwise required hereunder, shall have been obtained in each case without any condition or qualification adverse to Parent or Sub; and

                 (iv) MATERIAL ADVERSE CHANGE. No material adverse change has occurred to the assets, properties, business or prospects, financial or otherwise, of the Company or its Subsidiaries, taken as a whole.

             (b) The obligations of Parent and Sub to effect the Preliminary Closing shall be subject to the delivery of the following documents to the Escrow Agent on or prior to the Preliminary Closing Date, unless waived in writing by Parent:

                 (i) EMPLOYMENT AGREEMENT. Each of Comerford, Freed, Barkan, Labra, McDonald and Schwacke shall have entered into an employment agreement with the Parent (the "EMPLOYMENT Agreement") containing such terms and conditions as shall be mutually acceptable to the Parent and each of such persons;

                 (ii) NON-COMPETITION AGREEMENT. Each of Comerford, Freed, Barkan, Labra, McDonald and Schwacke shall have entered into a non-competition agreement with Parent and the Company in substantially the form attached to this Agreement as EXHIBIT A (the "NON-COMPETITION AGREEMENT");

                 (iii) MERGER CERTIFICATE. The Company shall have executed and delivered the Merger Certificate;

                 (iv) OPINION OF COUNSEL. Escrow Agent shall have received an opinion dated the Preliminary Closing Date of counsel to the Company and the Stockholders in the form of Exhibit B attached hereto.

                 (v) CERTIFICATIONS. Each of Comerford, Freed and Schwacke shall have delivered to the Escrow Agent a certificate to the effect that he or she, as the case may be, has not:

                     (1) filed or had filed against him a petition under the Federal bankruptcy laws or any state insolvency law;

                     (2) had a receiver, fiscal agent or similar officer appointed by a court for his business or property or any partnership in which he was a general partner at, or any time after, January 1, 1994 or any corporation or business association of which he was an executive officer at, or any time after, January 1, 1994;

                     (3) been convicted in a criminal proceeding or named subject of a pending criminal proceeding;

                     (4) been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting the following activities:

                          (A) acting as a futures commission merchant,
introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodities Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity,

                          (B) engaging in any type of business or practice or

                          (C) engaging in any activity in connection with the
purchase or sale of any security or in connection with any violation of Federal or state securities laws;

                     (5) been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (d) above, or to be associated with persons engaged in any such activity;

                     (6) been found by a court of competent jurisdiction in a civil action or by the Securities Exchange Commission to have violated any Federal or state securities law, and the judgment in such civil action or finding by the Securities Exchange Commission has not been subsequently reversed, suspended or vacated;

                     (7) been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

                     (8) except as set forth in SCHEDULE 3.13, performed services for the Company or the Subsidiaries in violation of any contract or other obligation by which he is or was bound, including, but not limited to, any non-competition agreement;

                 (vi) SHARE CERTIFICATES OF SUBSIDIARIES. Share certificates representing all of the outstanding shares of all of the Subsidiaries shall have been delivered to the Escrow Agent;

                 (vii) MINUTE BOOKS. All corporate minute and stock transfer books and all books and records of the Company and the Subsidiaries, certified by the President of the Company and such Subsidiaries to be all of the corporate minute and stock transfer books and other books and records of the Company and the Subsidiaries as of the Preliminary Closing Date have been delivered to the Escrow Agent;

                 (viii) CERTIFICATES OF INCORPORATION. A copy of the Certificates of Incorporation of the Company and the Subsidiaries, certified by the Secretary of State of the jurisdictions in which they were incorporated have been delivered to the Escrow Agent;

                 (ix) BY-LAWS. A copy of the By-Laws of each of the Company and the Subsidiaries, certified by an officer of the Company and the Subsidiaries, respectively, to be true, correct and complete as of the Preliminary Closing Date have been delivered to the Escrow Agent;

                 (x) GOOD STANDING. Certificates of good standing for the Company and the Subsidiaries as of a date not more than ten (10) days prior to the Preliminary Closing Date issued by the Secretary of State of their respective states of incorporation and every state in which either of them is authorized to do business have been delivered to the Escrow Agent;

                 (xi) RESOLUTIONS. Copies of resolutions, adopted by the Stockholders and the Board of Directors of the Company, authorizing the execution of this Agreement, the Merger and the transactions contemplated herein, certified by an officer of the Company to be true correct and complete as of the Preliminary Closing Date, and an incumbency certificate, certifying the names and true signatures of the officers of the Company executing and delivering this Agreement and the Documents have been delivered to the Escrow Agent;

                 (xii) RESIGNATIONS. Resignations, duly executed by each director and officer of the Company and the Subsidiaries, to be dated as of the Effective Time, have been delivered to the Escrow Agent;

                 (xiii) OTHER DOCUMENTS. Such other documents as shall reasonably be requested by the Parent in order effectively to carry out the transactions contemplated by this Agreement, duly executed by the Company and/or the Stockholders where appropriate have been delivered to the Escrow Agent.

                 (xiv) HEALIX STOCKHOLDERS AND SHARE CERTIFICATES. (i) Evidence that the Healix Stockholders have approved the Merger in accordance with applicable law, (ii) each non-dissenting Healix Stockholder shall have executed and delivered to Escrow Agent a certificate containing the representations set forth in Section 3.25 above, (iii) all stock certificates representing outstanding Company Common Stock (other than the certificates of dissenting Healix Stockholders) shall have been delivered to the Escrow Agent.

                 (xv) COMPANY OPTIONS. The Stockholders and all existing employees of the Company that hold Rights to acquire Company Common Stock (including Rights held by Freed and Barkan with respect to the acquisition of PRN Health Care, if any) shall have executed and delivered to the Escrow Agent an agreement, substantially in the form of Exhibit C attached hereto, for the cancellation of such Rights.

                 (xvi) RELEASES. The Stockholders (in their capacity as stockholders), the Company and the Subsidiaries shall have executed and delivered to the Escrow Agent an agreement to release each other from and in respect of any and all rights, options, restrictions, liabilities, obligations, debts, causes of action, claims or the like, arising or accruing at any time prior to the Effective Date, in respect of any matter whatsoever, except for the obligations of the Company to the Stockholders separately identified and set forth on Schedule 3.9 hereto and indemnification obligations that the Company may owe the Stockholders with respect to matters occurring prior to the Effective Date to the extent that indemnification of stockholders is permitted by applicable law.

                 (xvii) REGISTRATION RIGHTS AGREEMENT. The Stockholders shall have entered into a registration rights agreement with the Parent in the form attached hereto as Exhibit D (the "Registration Rights Agreement").

                 (xviii) PROXY. Each Healix Stockholder that is not a Stockholder and that is not exercising his dissenters rights shall execute and deliver to the Parent a proxy in form and substance substantially similar to the Proxy, in accordance with Section 6.7 above. (xix) RELEASE OF GUARANTEES. The Company's and Subsidiaries' guarantees of the indebtedness and obligations of Rye Beach Pharmacy, Inc. shall have been released in all respects.

                 (xx) INDEMNIFICATION AGREEMENT. The Company and the Stockholders shall have executed and delivered to the Escrow Agent an agreement indemnifying the Parent, Sub and Surviving Corporation with respect to certain matters, in form and substance acceptable to the Parent and its counsel.

The documents, instruments and certificates required to be executed and/or delivered by the Company and the Stockholders hereunder shall be referred to collectively as the "Company Closing Documents".

         7.3 CONDITIONS TO OBLIGATION OF THE STOCKHOLDERS AND THE COMPANY TO EFFECT THE PRELIMINARY CLOSING.


             (a) The obligation of the Company and the Stockholders to effect the Preliminary Closing shall be subject to the satisfaction at or prior to the Preliminary Closing Date of the following additional conditions, unless waived in writing by the Company:

                 (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Preliminary Closing Date as though made on and as of such date, and the Escrow Agent shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

                 (ii) CONSENTS. The consents referenced in Sections 3.5, 3.10 and 4.4 shall have been obtained; without any condition or qualification materially adverse to the Company;

                 (iii) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Preliminary Closing Date.

                 (iv) MATERIAL ADVERSE CHANGE. No material adverse change has occurred to the assets, properties, business or prospects, financial or otherwise, of the Parent and Sub, taken as a whole.

             (b) The obligations of the Company and Stockholders to effect the Preliminary Closing shall be subject to the delivery of the following documents to the Escrow Agent on or before the Preliminary Closing Date, unless waived in writing by the Company:

                 (i) REGISTRATION RIGHTS AGREEMENT. Parent shall have entered into the Registration Rights Agreement.

                 (ii) OPINION OF COUNSEL. The Escrow Agent shall have received the opinion of Cohen & Tauber LLP, dated the Preliminary Closing Date in substantially the form attached to this Agreement as EXHIBIT B.

                 (iii) RESOLUTIONS. Copies of resolutions duly adopted by the board of directors of the Parent and the Sub authorizing the execution, delivery and performance by the Parent and the Sub of this Agreement, the Merger and the other Documents, duly certified by an officer of the Parent and the Sub, respectively, and an incumbency certificate, certifying the names and true signatures of the officers of the Parent and the Sub executing and delivering this Agreement and the Documents shall have been delivered to the Escrow Agent;

                 (iv) CERTIFICATES OF INCORPORATION. Copies of the Certificates of Incorporation of the Parent and the Sub, certified by the Secretary of State of the states in which they were incorporated, dated a date not more than thirty
(30) days prior to the Preliminary Closing Date shall have been delivered to the Escrow Agent;

                 (v) GOOD STANDING. Certificates of good standing for the Parent and the Sub issued as of a date not more than ten (10) days prior to the Preliminary Closing Date by the Secretary of State of the states in which they were incorporated and are authorized to conduct business shall have been delivered to the Escrow Agent;

                 (vi) BY LAWS. A copy of the By-Laws of each of the Parent and the Sub, certified by an officer of the Parent and the Sub, respectively, to be true, correct and complete as of the Preliminary Closing Date shall have been delivered to the Escrow Agent;

                 (vii) OTHER DOCUMENTS. Such other documents as shall reasonably be requested by the Company in order effectively to carry out the transactions contemplated by this Agreement, duly executed by the Parent or the Sub where appropriate shall have been delivered to the Escrow Agent;

                 (viii) EMPLOYMENT AGREEMENTS. The Parent shall have executed the Employment Agreements;

                 (ix) OTHER OPINIONS. The Company shall have obtained a favorable opinion from its counsel or accountants, which opinion shall be delivered to the Escrow Agent, that:

                          (A) the transaction contemplated hereunder will be
treated as a pooling of interests; and

                          (B) the transaction contemplated hereunder will
qualify as a tax free reorganization;

                 (x) MERGER CERTIFICATE. The Sub shall have executed and delivered the Merger Certificate; and

                 (xi) OPTIONS TO PURCHASE PARENT COMMON STOCK. Parent shall have executed and delivered to the Escrow Agent a Stock Option Agreement granting options to purchase shares of Parent Common Stock as follows: Helen Ash: 37,000; and Anthony Dias: 2,963.

The documents, instruments and certificates required to be executed and/or delivered by the Parent and the Sub hereunder shall be referred to collectively as the "Parent Closing Documents".

8.       TERMINATION

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

             (a) by mutual consent of Parent and the Company;

             (b) by either Parent or the Company, if the Preliminary Closing shall not have been consummated before April 15, 1998 or the Effective Time has not occurred by September 30, 1998 (unless, in the case of any termination pursuant to this section 8.1(b), the failure to so consummate the Merger by such date shall have been caused by the action or failure to act of the party (or its subsidiaries) seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement and which breach is not curable or, if curable, is not cured within 30 day after written notice of such breach is given to the breaching party and the Escrow Agent);

             (c) by Parent, if there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company or any Stockholder, in either case, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company and the Escrow Agent, or

             (d) by the Company if there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent and the Escrow Agent.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Section 8, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in Section 6.2; PROVIDED, HOWEVER, that in the event this Agreement is terminated or the Merger is abandoned pursuant to Sections 8.1(b), (c) or (d), the breaching party shall pay the non-breaching party as liquidated damages for such breach a termination fee of five-hundred thousand ($500,000) dollars. The parties agree that in the event of a breach the damages incurred by the non-breaching party shall be incalculable and that the foregoing sum shall be deemed to be a reasonable estimate of such damages.

         8.3 LIABILITY OF STOCKHOLDERS. Notwithstanding anything to the contrary contained herein, in the event of a breach by the Company or any Stockholder, the Stockholders shall not have any personal liability hereunder, except in the event of actual fraud by any Stockholder; provided, however, that the Parent shall not be deemed to have waived or relinquished any of its rights or remedies against the Company and the Subsidiaries in accordance with the terms of this Agreement and applicable law.

9.       SURVIVAL.

          The representations and warranties contained in Sections 3 and 4 of this Agreement shall not survive the Preliminary Closing.

         10. MISCELLANEOUS

         10.1 AMENDMENT AND MODIFICATION. Prior to the Effective Time, this Agreement may be amended or modified only by written agreement of Parent, Sub, the Company and the Stockholders.

         10.2 WAIVER. Prior to the Effective Time, Parent and Sub, on the one hand, and the Company and the Stockholders, on the other hand, may waive compliance by the other with any provision of this Agreement. No waiver of any provision shall be construed as a waiver of any other breach of that provision or of any other provision of this Agreement. Any waiver must be in writing.

         10.3 NOTICES. Any notice or other communication under this Agreement shall be in writing and shall be considered given upon receipt, if personally delivered or telecopied (and followed by regular mail within two days of such telecopy), or one day after delivery to a courier for next-day delivery, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the others).

                  If to Parent or Sub, to it at:

                           Accuhealth, Inc.
                           1575 Bronx River Avenue
                           Bronx, New York 10460
                           Facsimile number:  718-824-2432
                           Attention:  Glenn C. Davis

                  with a copy to:

                           Cohen & Tauber LLP
                           330 Madison Avenue
                           New York, New York 10022
                           Facsimile number:  212-972-6569
                           Attention:  Y. Jerry Cohen, Esq.

                  and a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, NY 10036
                           Fax: (212) 969-2900
                           Attention:  Robert Cantone, Esq.

                  if to the Company or any Stockholder, to it, him or her at:

                            Healix HealthCare, Inc.
                            400 Columbus Avenue
                            Valhalla, New York 10595
                            Fax:  (914) 747-2399
                            Attention: Dr. Jeffrey S. Freed

                  with a copy to:

                           Baer Marks & Upham LLP
                           805 Third Avenue
                           New York, NY 10022
                           Fax:  (212) 702-5957
                           Attention: Leslie J. Levinson, Esq.

         10.4 HEADINGS. The section headings of this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

         10.5 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the schedules and exhibits) contains a complete statement of the understanding of the parties with respect to its subject matter and supersedes and cancels any prior communications, understandings and agreements among them relating to that subject matter. This Agreement and any party's rights and obligations hereunder may not be assigned without the prior written consent of the non-assigning party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the state of New York with respect to contracts to be wholly performed in such state.

         10.7 SEVERABILITY. The parties agree that any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

ACCUHEALTH, INC.


By:
     Name:
     Title:

HHI ACQUIRING CORP.


By:
     Name:
     Title:

HEALIX HEALTHCARE, INC.


By:
    Name:
    Title:




AGREED SOLELY IN CONNECTION WITH AND AS TO SECTION 6.5 HEREOF:


  Glenn C. Davis


  Stanley Goldstein





STOCKHOLDERS OF
HEALIX HEALTHCARE, INC:


  Linda Barkan


  Chaim Charytan, M.D.


  Mary Comerford


  Jeffrey S. Freed, M.D.


  Donald GiaQuinto


  Robert GiaQuinto


  Robert Labra


  Kathleen P. O'Brien McDonald


  Arthur Schwacke, Jr.